EXHIBIT 10.1

TRANSITION, SEPARATION AND COMPLETE RELEASE AGREEMENT

This Transition, Separation and Complete Release Agreement (this “Agreement”) is entered into by and between Magnetek, Inc., a Delaware corporation (the “Company”), and Jolene L. Shellman (“Executive”).  Executive enters into this Agreement on behalf of herself, her spouse, heirs, successors, assigns, executors and representatives of any kind, if any.

WHEREAS, Executive’s employment with the Company shall terminate on April 23, 2010 (the “Termination Date”), and the Company shall continue Executive’s current level of salary and benefits during the period between the date of this Agreement and the Termination Date (the “Transition Period”), provided that Executive performs the transition duties as described in this Agreement.

WHEREAS, in recognition of Executive’s years of loyal service with the Company, and to provide an incentive for Executive both to assist in the transition process and to make the other promises contained in this Agreement, the Company will offer Executive additional benefits as set forth in this Agreement.

WHEREAS, Executive accepts these additional benefits in return for a full release of any claims she might have against the Company and related others, and for the other promises contained herein.

THEREFORE, in consideration of the mutual promises and agreements made herein and the good and valuable consideration described herein, the sufficiency of which is hereby expressly acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

1.           Non-Liability.  Neither the Company’s or Executive’s signing of this Agreement,  nor any actions taken by either the Company or Executive toward compliance with the terms of this Agreement, constitute an admission by either the Company or Executive that it or she has acted improperly or unlawfully, or that it or she has violated any state or federal law.

2.           Transition Period Duties.  During the Transition Period, Executive shall, to the reasonable satisfaction of the Company’s President and Chief Executive Officer, diligently assist with the transfer of Executive’s responsibilities to other employees, consultants or third-party service providers, and otherwise advise and assist the Company as requested.  Up to the Termination Date, Executive shall perform or be available to perform, at the discretion of the President and Chief Executive Officer or his designee, substantial services that shall not amount to less than an average of forty (40) hours per week, including such services as the Company may request in connection with the transition.  Accordingly, Executive shall not maintain other full-time employment until after the Termination Date.  The Company shall continue Executive’s existing base salary and benefits during the Transition Period.  Upon completion of the Transition Period, to be eligible for the additional benefits described in this Agreement, Executive must execute and deliver to the Company a Supplemental General Release Agreement, releasing the Company and related others from any and all claims, in the form attached to this Agreement as Exhibit A.

3.           Separation Benefits.  Subject to Executive’s strict compliance with the terms of this Agreement, the Company shall provide the following benefits:

a.           Separation Pay:  The Company shall pay to Executive in a lump sum the gross amount of Eighty-Seven Thousand and Five Hundred Dollars ($87,500.00), minus required withholdings, representing twenty-six (26) weeks of Executive’s base salary.  The payment shall be made within ten (10) business days after the Supplemental General Release Agreement becomes effective.

b.           Restricted Stock Award:  Executive’s Restricted Stock Awards granted on January 30, 2008 (in the amount of 9,000 shares) and November 11, 2009 (in the amount of 24,114 shares) of Magnetek, Inc. common stock will vest on April 23, 2010 provided the Executive continues to be employed in accordance with this Agreement through such date.  Executive is advised to consider the Section 16(b) short-swing trade regulations under the Securities and Exchange Act of 1934.

c.           Stock Option Exercise Period:  Executive’s unvested Stock Option Grants will vest on April 23, 2010, provided the Executive continues to be employed in accordance with this Agreement through such date.  Executive will have a period of twelve (12) months from April 23, 2010 to exercise all vested options.  Executive is advised to consider the Section 16(b) short-swing trade regulations under the Securities and Exchange Act of 1934.

d.           Retirement Savings Plan:   The rights and duties of Executive and the Company with respect to the Magnetek FlexCare Plus Retirement Savings Plan will be discharged by Executive and the Company or the relevant plan in accordance with the terms and provisions of the respective plans.

e.           Expenses:  The Company shall reimburse Executive for all pre-approved business expenses incurred by Executive prior to the Termination Date, pursuant to its regular policies and practices in this regard, provided that Executive submits a final expense report with customary documentation on or before April 23, 2010.

4.           Mutual Complete Releases.

a.           In consideration for the benefits to be received by Executive pursuant to this Agreement, Executive hereby releases and forever discharges the Company, its related and affiliated entities, and its and their past and present owners, employees, directors, officers, agents, insurers, attorneys, executors, assigns and other representatives of any kind (collectively referred to in this Agreement as “Released Parties”), from any and all claims, liabilities or causes of action of any kind, known or unknown, arising through the date Executive executes this Agreement, including, but not limited to, any claims, liabilities or causes of action arising in connection with Executive’s employment or termination of employment with the Company.  Executive hereby releases and waives any claim or right to further compensation, salary, bonuses, commissions, benefits, equity, incentive awards, damages, penalties, attorneys’ fees, costs or expenses of any kind from either the Company or any of the other Released Parties, except as provided in this Agreement.

b.           This release specifically includes, but is not limited to, a release of any and all claims under the Age Discrimination in Employment Act of 1967; the Older Workers

Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Family Medical Leave Act; any state or federal wage payment laws; any state and local fair employment law(s), including the Wisconsin Fair Employment Act; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional.  This release also includes, but is not limited to, a release of any claims for wrongful termination, any tort, any breach of express or implied contract, estoppel, defamation, misrepresentation, violation of public policy or invasion of privacy and any other common law claim of any kind, but this release does not release or waive any claims that cannot be released or waived as a matter of law.  Executive understands and agrees that the Company is not using this Agreement to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or to participate in an EEOC investigation or proceeding for claims arising under the Age Discrimination in Employment Act or under any other federal law that the EEOC enforces.

c.           The Company hereby releases and forever discharges Executive from any and all claims, liabilities or causes of action of any kind, known or unknown, arising through the date the Company executes this Agreement, including, but not limited to, any claims, liabilities or causes of action arising in connection with Executive’s employment or termination of employment with the Company.

5.           Covenant Not to Sue.  Executive represents that she has not brought, and covenants and agrees that she will not bring, or join or cause to be filed in court, any claims, demands, suits or actions, against the Company or any of the Released Parties arising out of, connected with or related in any way to her dealings with the Company or any of the Released Parties that occurred prior to the date of this Agreement, and/or that are released pursuant to this Agreement or the Supplemental General Release Agreement, including, without limitation, claims related to her employment or the termination of that employment.  Notwithstanding the foregoing, nothing herein prevents Executive from enforcing the terms of this Agreement or from filing in good faith any charge with an appropriate government enforcement agency, provided that Executive shall refuse to receive and will not obtain any recovery or anything of economic value in relation to such charge.

6.           Confidentiality Covenant.  Executive acknowledges that during the course of her employment with the Company, she has been entrusted with certain personnel, business, financial, technical, sales, marketing, and other proprietary information and materials which are the property of the Company and which involve confidential information concerning the Company’s business, services, products, dealings, strategies, plans and employees (“Proprietary Information”).  Proprietary Information includes any information, not generally known in the relevant trade or industry, which was obtained from the Company or which was learned, discovered, developed, conceived, originated, or prepared by Executive in the course of her employment.  Such Proprietary Information includes, but is not limited to, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, pricing, suppliers, production, future business plans, personnel information, and any other information which is identified as confidential by the Company.

Executive will maintain in strictest confidence, and will not communicate or disclose to any third party, or use for her own benefit, without the prior express written consent of the

Company, any Proprietary Information, except as required by law, unless and until such information becomes generally available to the public through no fault of Executive.  In the event the disclosure of Proprietary Information is required by law, Executive will give immediate written notice to the Company so as to enable it to seek an appropriate protective order.  These obligations with respect to Proprietary Information extend to information belonging to customers and suppliers of the Company who may have disclosed such information to Executive.

To the extent that such Proprietary Information constitutes a “trade secret” as defined by applicable law, this confidentiality obligation shall remain for so long as the particular information remains a “trade secret.”  However, to the extent that any particular Proprietary Information does not constitute a “trade secret” as defined by applicable law, this confidentiality obligation shall remain for a period of two (2) years following the Termination Date or the termination of Executive’s employment, if earlier, and shall only prohibit disclosures that are likely to or do in fact cause competitive harm to the Company in a country in which the Company conducts business or is actively pursuing business as of the time of the termination of Executive’s employment.

7.           Non-solicitation.  For a period ending two (2) years after the Termination Date or termination of employment if earlier, Executive shall not, in any capacity whatsoever, directly or indirectly, solicit any persons who either are, or within the ninety (90) days prior to the solicitation were, employees of the Company or any of its subsidiaries, for purposes of providing services to or employment with any business.  This non-solicitation covenant shall only apply to those individuals with whom Executive interacted during the last two (2) years of employment with the Company, and any others about whom Executive learned Proprietary Information.

8.           Return of Company Property and Information.  Executive shall return to the Company, no later than the Termination Date or the date of termination of employment if earlier, all of the following:

a.           The originals and all copies of any business records or documents of any kind belonging to, or related to, the Company, regardless of the sources from which such records were obtained, together with all notes and summaries relating thereto.  This obligation extends to paper and electronic versions of such records and documents.

b.           All keys, security cards and other means of access to the Company’s facilities, offices, files and other property.

c.           All computer equipment, hardware and software belonging to the Company, including any and all program and/or data disks, manuals and all hard copies of the Company’s information and data, and shall disclose to the Company any and all passwords utilized by Executive with regard to the Company’s computer, hardware and software so that the Company has immediate, full and complete access to all of the Company’s data and information stored, used and maintained by Executive, or to which Executive had access.

9.           Full Disclosure.  Executive confirms that she has given written notification to the President and Chief Executive Officer  of every circumstance of which Executive is aware that may constitute a violation of any law, regulation, licensing requirement, contract requirement, Company policy or ethical practice of any kind by the Company, any of its affiliated organizations, or any of its or their directors, officers, employees or agents, including Executive.

10.           Acknowledgment of Intellectual Property Rights.  Executive agrees that all ideas, inventions, trade secrets, know-how, documents and data of any kind developed in connection with or pursuant to her employment with the Company are and shall remain the exclusive property of the Company.  Therefore, to the extent not already assigned, Executive hereby assigns all such intellectual property rights to the Company and agrees to provide any reasonable assistance required by the Company to perfect or enforce such rights.

11.           Non-disparagement.  Executive shall not make any oral or written comments that disparage, discredit or otherwise refer to the Company or its officers, directors, employees, products, services or business practices in a negative or otherwise detrimental manner.  The Company shall not make any oral or written comments that disparage, discredit or otherwise refer to the Executive in a negative or otherwise detrimental manner.

12.           Consideration and Revocation.  Executive acknowledges that she has carefully read and fully understands all of the provisions of this Agreement.  Executive further acknowledges that the benefits provided for in this Agreement are greater than those to which she otherwise would be entitled by any contract, employment policy, or otherwise.  Executive further acknowledges that she is entering into this Agreement voluntarily, that she has been provided more than twenty-one (21) days to consider the provisions set forth in this Agreement, or has voluntarily waived the twenty-one (21) day consideration period upon advice of counsel.  Executive understands that she has a right to obtain advice of legal counsel of her choosing regarding this Agreement prior to signing it and is encouraged by the Company to do so.  For a period of seven (7) days following her signing of this Agreement, Executive may revoke it, and this Agreement will not become enforceable or effective until the seven-day revocation period has expired.  To revoke, Executive must send a written notice of revocation that is received by the Company’s Director of Corporate Human Relations within the seven-day revocation period.

13.           No Other Inducements.  To induce the Company to provide her the consideration recited in this Agreement, Executive voluntarily executes this Agreement, and acknowledges that the only consideration for executing this Agreement is that recited herein, and that no other promise, inducement, threat, agreement or understanding of any kind has been made by anyone to cause her to execute this Agreement.

14.           Consequences of Breach.  In the event that Executive breaches any of the promises contained in this Agreement, the Company shall be entitled to immediately terminate, and be relieved of providing, all remaining benefits.  Any such termination, however, shall not relieve Executive of any of the obligations contained in this Agreement, all of which shall remain in full force and effect, and the Company shall be entitled to pursue any and all remedies available to it as a result of such breach, whether at law or in equity.  Additionally, if any court of competent jurisdiction determines that either party breached this Agreement, the breaching party shall be obligated to pay to the other party, in addition to any damages and other relief awarded, an amount equal to the reasonable attorney’s fees and costs incurred to enforce the Agreement.

15.           Entire Agreement.  This Agreement sets forth the entire agreement between the Company and Executive and supersedes all prior oral and written agreements between the parties, except as provided herein, including, without limitation, the Retention Agreement between the Company and Executive and any other previous letters or agreements regarding compensation, benefits or termination of Executive’s employment.  This Agreement cannot be amended or modified, except in writing signed by Executive and a representative  of the Company  authorized to sign on behalf of the Company in this matter.

16.           Choice of Law and Severability.  This Agreement will be interpreted and construed and all rights and remedies determined under the present and future laws of the State of Wisconsin without reference to the conflict of laws provisions of the State of Wisconsin. If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable to the full extent permitted by law.

17.           Signatures.  This Agreement, or any amendment hereto, may be signed in any number of counterparts, including counterparts signed and delivered by fax or electronic transmission, each of which shall be and deemed an original, but all of which taken together shall constitute one agreement (or amendment as the case may be).

18.           Other Agreement.  The Executive acknowledges and agrees that the Employee Proprietary Information and Invention Agreement (Current Employee) dated August 6, 2008 remains in full force and effect, and she remains subject to the terms of that Agreement notwithstanding the execution and delivery of this agreement.

EXECUTIVE FULLY UNDERSTANDS THE MEANING AND INTENT OF THIS AGREEMENT AND ITS FINAL AND BINDING EFFECT ON HER.

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized representative agent, have each placed their signatures on the dates indicated below.

/s/ Jolene L. Shellman	Date:	March 2, 2010
Jolene L. Shellman

MAGNETEK, INC.

/s/ Peter M. McCormick	Date:	March 2, 2010
Peter M. McCormick
President & Chief Executive Officer